DARLING INTERNATIONAL INC. ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FISCAL 2008

March 4, 2009 – IRVING, TEXAS  –  Darling International Inc. (NYSE: DAR) today reported a fourth quarter net loss of <$13.9> million, or <$0.17> per share, and record net income of $54.6 million, or $0.66 per share, for its fiscal year ended January 3, 2009.  The net loss for the fourth quarter of fiscal 2008 included a non-cash pre-tax goodwill impairment charge of $15.9 million.  Excluding the goodwill impairment charge, the Company would have reported a net loss of <$3.7> million, or <$0.04> per share.  The impairment charge did not affect the Company’s cash position, cash flows from operating activities or availability and compliance under its credit facility.  Sales and results of operations for the fourth quarter and fiscal year as compared to the same periods of the prior year are as follows:

Fourth Quarter 2008

For the fourth quarter of 2008, the Company reported net sales of $148.5 million as compared to $175.4 million for the fourth quarter of 2007.  Lower finished product prices, reduced purchases of finished product for resale and decreased raw material volume accounted for the majority of the $26.9 million decrease.

For the fourth quarter of 2008, the Company reported a net loss of <$13.9> million, or <$0.17> per share, as compared to a net income of $14.4 million, or $0.18 per share, for the 2007 comparable period.  The $28.3 million decrease in net income for the fourth quarter resulted primarily from: (i) a $15.9 million goodwill impairment charge related to a single reporting unit; (ii) significantly lower prices for finished products; (iii) a $3.2 million charge related to a probable mass termination withdrawal liability arising from a multi-employer pension plan; (iv) decreases in both volume and yield of raw material; (v) market value write-down on product inventories and on customer non-performance of finished product sale contracts; and (vi) higher energy prices.

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Darling International Chairman and Chief Executive Officer, Randall Stuewe, said, “We are very pleased with our record earnings for fiscal 2008.  Our fourth quarter results were significantly impacted by the global economic downturn.  We witnessed a significant collapse in demand for our finished products which resulted in lower market values and reduced raw material from our suppliers who were also impacted.  Early 2009 has seen a partial recovery in market values.  We remain focused on adjusting our business model and managing operating costs during these volatile economic times.”

Fiscal 2008

For fiscal year 2008, the Company reported net sales of $807.5 million as compared to $645.3 million for fiscal year 2007.  The $162.2 million increase in sales is primarily attributable to higher finished product prices.

For the fiscal year ended January 3, 2009, the Company reported net income of $54.6 million, or $0.66 per share, as compared to $45.5 million, or $0.56 per share, for the 2007 comparable period.  The $9.1 million increase in net income for fiscal year 2008, resulted primarily from higher finished product prices, which was partially impacted by:  (i) a $16.6 million increase in energy costs related to natural gas and diesel fuel;  (ii) a $15.9 million goodwill impairment charge related to a single reporting unit; and  (iii) decreases in both volume and yield of raw material.

Darling International will host a conference call to discuss the Company’s fiscal 2008 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Thursday, March 5, 2009.
To listen to the conference call, participants calling from within North America should dial 877-261-8992; international participants should dial 847-619-6548.  Please refer to access code 23981378.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx.  Beginning two hours after its completion, a replay of the call can be accessed until March 13, 2009, by dialing 888-843-8996 domestically, or 630-652-3044 if outside North America.  The access code for the replay is 23981378.  The conference call will also be archived on the Company’s website.

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Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats, meat and bone meal, and hides. These products are primarily sold to agricultural, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the Company provides grease trap collection services and sells equipment to restaurants.

For additional information, visit the Company’s web site at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as "may," "will,"  " begin, " " look forward, "  "expect," "believe," "intend," "anticipate," "should", "estimate," “continue," “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the unprecedented turmoil existing in world financial, credit, commodities and stock markets,  a decline in consumer confidence and discretionary spending,  the general performance of the U.S. economy, and global demands for grain and oilseed commodities, which have exhibited volatility, and bio-fuels that could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
John O. Muse,  Executive Vice President of Finance and Administration, or
Brad Phillips, Treasurer, at
972-717-0300

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended January 3, 2009 and December 29, 2007
(Dollars in thousands, except per share amounts)

(Unaudited)

Three Months Ended	Twelve Months Ended

		$ Change			$ Change
Jan. 3	Dec. 29	Favorable	Jan. 3	Dec. 29	Favorable
2009	2007	(Unfavorable)	2009	2007	(Unfavorable)

Net sales	$ 148,451	$175,445	$ (26,994)	$807,492	$ 645,313	$ 162,179
Costs and expenses:
Cost of sales and operating expenses	$ 129,369	$127,395	$ (1,974)	$614,708	$ 483,453	$ (131,255)
Selling, general and administrative expenses	15,709	16,838	1,129	59,761	57,999	(1,762)
Depreciation and amortization	6,997	6,028	(969)	24,433	23,214	(1,219)
Goodwill Impairment	15,914	-	(15,914)	15,914	-	(15,914)
Total costs and expenses	167,989	150,261	(17,728)	714,816	564,666	(150,150)
Operating income/(loss)	(19,538)	25,184	(44,722)	92,676	80,647	12,029

Other income/(expense):
Interest expense	(684)	(920)	236	(3,018)	(5,045)	2,027
Other, net	(139)	66	(205)	258	(570)	828
Total other income/(expense)	(823)	(854)	31	(2,760)	(5,615)	2,855

Income/(loss) from operations before income taxes	(20,361)	24,330	(44,691)	89,916	75,032	14,884
Income taxes (expense)/benefit	6,389	(9,959)	16,348	(35,354)	(29,499)	(5,855)
Net income/(loss)	$ (13,972)	$ 14,371	$ (28,343)	$ 54,562	$ 45,533	$ 9,029

Basic income/(loss) per share:	$ (0.17)	$ 0.18	$ (0.35)	$ 0.67	$ 0.56	$ 0.11
Diluted income/(loss) per share:	$ (0.17)	$ 0.18	$ (0.35)	$ 0.66	$ 0.56	$ 0.10

For More Information, contact:

John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, TX 75038
Brad Phillips, Treasurer.	Phone: 972-717-0300